Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FIRST-QUARTER 2009 NET INCOME
OF $2.1 BILLION, OR $0.40 PER SHARE
•	Generated record firmwide revenue of $26.9 billion and pretax, pre-provision profit of $13.5 billion (on a managed basis1):
-	Record revenue and net income in the Investment Bank; #1 rankings for Global Debt, Equity and Equity-related volumes and Global Investment Banking Fees

-	Solid growth in liability balances in Commercial Banking and Treasury & Securities Services

-	Washington Mutual integration on track, driving Retail Banking growth in deposits by 62% and in checking accounts by 126%

-	Net assets under management inflows of $119 billion over the past year in Asset Management
•	Fortress balance sheet strengthened further:
-	Tier 1 Capital of $137.2 billion, 11.3% Tier 1 Capital ratio (9.2% excluding TARP capital)

-	$87.2 billion of tangible common equity[1], 7.2% of risk-weighted assets
•	Added $4.2 billion to credit reserves, bringing total to $28.0 billion, and firmwide loan loss coverage ratio to 4.53%[2] as of March 31, 2009

•	Continued lending and ongoing foreclosure prevention efforts:
-	Extended approximately $150 billion in new credit to an estimated 4.5 million consumers (through credit cards, mortgages, auto and student loans), and to small and mid-sized businesses and large corporations

-	Purchased nearly $34 billion of mortgage-backed and asset-backed securities

-	Prevented almost 150,000 loan foreclosures since October 2008, bringing the total to over 400,000 since early 2007; opened the remaining 22 of our 24 new Chase Homeownership Centers and added over 650 loan counselors during the quarter
New York, April 16, 2009 — JPMorgan Chase & Co. (NYSE: JPM) today reported first-quarter 2009 net income of $2.1 billion, compared with net income of $2.4 billion in the first quarter of 2008. Earnings per share were $0.40, compared with $0.67 in the first quarter of 2008.
Jamie Dimon, Chairman and Chief Executive Officer, commented: “The firm earned more than $2 billion this quarter, despite extremely high credit costs of $10 billion (including $4 billion added to reserves), largely in Card Services and Retail Financial Services. Importantly, we generated record firmwide revenue; record revenue and net income in the Investment Bank; and benefited from underlying growth in Retail Banking, including increased deposits and checking accounts, higher

Investor Contact: Julia Bates (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1]	For notes on non-GAAP measures, see page 13.
[2]	Excludes the impact of purchased credit-impaired loans acquired as part of the Washington Mutual transaction.

J.P. Morgan Chase & Co.
News Release
mortgage refinancing volumes and excellent progress on the Washington Mutual integration. We also continued to see solid volumes and earnings across Commercial Banking, Treasury & Securities Services and Asset Management.”
As of March 31, 2009, the firm reported a Tier 1 Capital ratio of 11.3%, or 9.2% excluding Troubled Asset Relief Program (“TARP”) capital from the government. Tangible common equity compared to risk-weighted assets was 7.2%, the allowance for credit losses was $28 billion and the firmwide loan loss coverage ratio stood at 4.53%. Dimon commented: “We remain focused on capital and balance sheet strength. These levels of capital and reserves, combined with our significant pre-provision earnings power, enable us to withstand an even worse economic scenario than we face today.”
Dimon further remarked: “We are maintaining our efforts to help the economy recover. We continue to lend and have extended approximately $150 billion in new credit to consumer and corporate customers during the first quarter. We made additional progress on our foreclosure prevention program, opening the remaining 22 of our 24 new Chase Homeownership Centers during the quarter, and continued working towards our goal of preventing 650,000 foreclosures by the end of next year to help keep people in their homes. Throughout this crisis, we have remained committed to doing our part to help bring stability to the communities in which we operate and to the financial system overall.”
Looking ahead to the rest of 2009, Dimon concluded: “It is reasonable to expect additional increases to credit reserves if the economic environment worsens. Yet, we are confident that even a highly adverse economic scenario would not compromise our overall strength and stability — or our ability to enhance our franchises. We remain well-positioned to benefit when the economy recovers and remain committed to serving our clients, investing in our franchise and building a stronger company for the future.”
In the discussion below of the business segments and of JPMorgan Chase as a firm, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded, and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see notes on page 13.
The following discussion compares the first quarter of 2009 with the first quarter of 2008 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				4Q08		1Q08
($ millions)	1Q09	4Q08	1Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,341	($302)	$3,011	$8,643	NM	$5,330	177%
Provision for Credit Losses	1,210	765	618	445	58%	592	96
Noninterest Expense	4,774	2,741	2,553	2,033	74%	2,221	87%

Net Income/(Loss)	$1,606	($2,364)	($87)	$3,970	NM	$1,693	NM

Discussion of Results:
Net income was a record $1.6 billion, an increase of $1.7 billion from the prior year. The improved results reflected an increase in net revenue, partially offset by higher noninterest expense and a higher provision for credit losses.

J.P. Morgan Chase & Co.
News Release
Net revenue was a record $8.3 billion, an increase of $5.3 billion from the prior year. Investment banking fees were $1.4 billion, up 14% from the prior year. Advisory fees were $479 million, flat compared with the prior year. Debt underwriting fees were $593 million, up 63% from the prior year, driven by improved bond market conditions, as well as higher loan syndication fees compared with a weak prior year. Equity underwriting fees were $308 million, down 14% from the prior year, due to continued challenging market conditions. Fixed Income Markets revenue was a record $4.9 billion, compared with $466 million in the prior year. The increase was driven by record results in credit trading, emerging markets and rates, combined with strong results in currencies and gains of $422 million from the widening of the firm’s credit spread on certain structured liabilities. These results were offset partially by $711 million of net markdowns on leveraged lending funded and unfunded commitments, as well as $214 million of net markdowns on mortgage-related exposures. Equity Markets revenue was a record $1.8 billion, up by $797 million from the prior year, reflecting strong trading results and client revenue, particularly in prime services, as well as gains of $216 million from the widening of the firm’s credit spread on certain structured liabilities. Credit Portfolio revenue was $299 million, down $64 million from the prior year.
The provision for credit losses was $1.2 billion, compared with $618 million in the prior year, due to a higher allowance reflecting a weakening credit environment. Net charge-offs were $36 million, compared with net charge-offs of $13 million in the prior year. The allowance for loan losses to average loans retained was 6.68% for the current quarter, compared with 2.55% in the prior year. Nonperforming loans were $1.8 billion, up by $1.5 billion from the prior year and $620 million from the prior quarter, reflecting a weakening credit environment.
Average loans retained were $70.0 billion, down 5% from the prior year. Average fair-value and held-for-sale loans were $12.4 billion, down by $7.2 billion, or 37%, from the prior year, as acquisition finance activity declined.
Noninterest expense was $4.8 billion, compared with $2.6 billion in the prior year, primarily reflecting higher performance-based compensation expense on record revenue and the impact of the Bear Stearns merger.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #2 in Global Long-Term Debt; #6 in Global Syndicated Loans; and #2 in Global Announced M&A, based on volume, for the three months ended March 31, 2009, according to Thomson Reuters.

▪	Ranked #1 in Global Investment Banking Fees for the three months ended March 31, 2009, according to Dealogic.

▪	Return on Equity was 20% on $33.0 billion of average allocated capital.

J.P. Morgan Chase & Co.
News Release
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				4Q08		1Q08
($ millions)	1Q09	4Q08	1Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %

Net Revenue	$8,835	$8,684	$4,763	$151	2%	$4,072	85%
Provision for Credit Losses	3,877	3,576	2,688	301	8	1,189	44
Noninterest Expense	4,171	4,046	2,572	125	3	1,599	62

Net Income/(Loss)	$474	$624	($311)	($150)	(24%)	$785	NM

Discussion of Results:
Net income was $474 million, compared with a net loss of $311 million in the prior year, as the positive impact of the Washington Mutual transaction and positive MSR risk management results were partially offset by an increase in the provision for credit losses. Compared with the prior quarter, net income decreased by $150 million, or 24%, due to a decline in MSR risk management results, an increase in the provision for credit losses, higher servicing expense and higher FDIC insurance premiums, partially offset by wider loan spreads.
Net revenue was $8.8 billion, an increase of $4.1 billion, or 85%, from the prior year. Net interest income was $5.2 billion, up by $2.2 billion, or 70%, benefiting from the Washington Mutual transaction and wider deposit and loan spreads. Noninterest revenue was $3.6 billion, up by $1.9 billion, or 113%, driven by the impact of the Washington Mutual transaction, positive MSR risk management results, higher mortgage production revenue and higher deposit-related fees.
The provision for credit losses was $3.9 billion, an increase of $1.2 billion, or 44%, from the prior year. Delinquency rates increased due to overall weak economic conditions, while housing price declines continued to drive increased loss severities, particularly for high loan-to-value home equity and mortgage loans. The provision included $1.7 billion in additions to the allowance for loan losses, primarily for the home lending portfolio. Home equity net charge-offs were $1.1 billion (3.93% net charge-off rate2), compared with $447 million (1.89% net charge-off rate) in the prior year. Subprime mortgage net charge-offs were $364 million (9.91% net charge-off rate2), compared with $149 million (3.82% net charge-off rate) in the prior year. Prime mortgage net charge-offs were $312 million (1.95% net charge-off rate2), compared with $50 million (0.56% net charge-off rate) in the prior year.
Noninterest expense was $4.2 billion, an increase of $1.6 billion, or 62%, from the prior year, reflecting the impact of the Washington Mutual transaction, higher servicing expense, higher mortgage reinsurance losses and higher FDIC insurance premiums.
Retail Banking reported net income of $863 million, up by $318 million, or 58%, from the prior year. Compared with the prior quarter, net income declined by $177 million, or 17%, due to decreased deposit-related fees, narrower margins on deposits, higher FDIC insurance premiums and an increase in the provision for credit losses.
Net revenue was $4.3 billion, up by $1.8 billion, or 73%, from the prior year, reflecting the impact of the Washington Mutual transaction, wider deposit spreads and higher deposit-related fees.
The provision for credit losses was $325 million, compared with $49 million in the prior year, due to an increase in the allowance for loan losses for Business Banking loans, reflecting a weakening credit environment.

J.P. Morgan Chase & Co.
News Release
Noninterest expense was $2.6 billion, up by $1.0 billion, or 65%, from the prior year, due to the impact of the Washington Mutual transaction and higher FDIC insurance premiums.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Checking accounts totaled 25 million, up 126% from the prior year (primarily due to the Washington Mutual transaction) and up 2% from the prior quarter.

▪	Average total deposits grew to $345.8 billion, up 62% from the prior year (primarily due to the Washington Mutual transaction) and 2% from the prior quarter.

▪	Deposit margin was 2.85%, compared with 2.64% in prior year and 2.94% in the prior quarter.

▪	Average Business Banking and other loans were $18.4 billion, and originations were $462 million.

▪	Branch sales of credit cards increased 50% from the prior year and declined 12% from the prior quarter.

▪	Branch sales of investment products increased 8% from the prior year and 11% from the prior quarter.

▪	Overhead ratio (excluding amortization of core deposit intangibles) was 58%, compared with 58% in the prior year and 54% in the prior quarter.

▪	Number of branches grew to 5,186, up 65% from the prior year and down 5% from the prior quarter, primarily due to the consolidation of Washington Mutual branches.

▪	California regional activity included rebranding of 708 Washington Mutual branches and 1,900 ATMs, and opening of nine regional homeownership centers; national activity included consolidation of nearly 300 Washington Mutual branches.
Consumer Lending reported a net loss of $389 million, compared with a net loss of $856 million in the prior year. Compared with the prior quarter, the current quarter net loss of $389 million improved by $27 million, reflecting wider loan spreads and higher mortgage production revenue predominantly offset by a decline in MSR risk management results, an increase in the provision for credit losses and higher servicing expense.
Net revenue was $4.5 billion, nearly double the $2.3 billion recorded in the prior year, driven by the impact of the Washington Mutual transaction, higher mortgage fees and related income, and wider loan spreads. The increase in mortgage fees and related income was driven by higher net mortgage servicing revenue and higher mortgage production revenue. Mortgage production revenue was $481 million, up by $105 million, as wider margins on new originations were offset partially by an increase in reserves for the repurchase of previously-sold loans and lower mortgage origination volumes. Net mortgage servicing revenue (which includes loan servicing revenue, MSR risk management results and other changes in fair value) was $1.2 billion, an increase of $1.0 billion from the prior year. Loan servicing revenue was $1.2 billion, up by $629 million, reflecting 83% growth in third-party loans serviced. MSR risk management results were positive $1.0 billion, compared with negative $19 million in the prior year. Other changes in fair value of the MSR asset were negative $1.1 billion, compared with negative $425 million in the prior year.
The provision for credit losses was $3.6 billion, compared with $2.6 billion in the prior year. The provision reflected weakness in the home equity, mortgage and student loan portfolios (see Retail Financial Services discussion of the provision for credit losses above for further detail).

J.P. Morgan Chase & Co.
News Release
Noninterest expense was $1.6 billion, up by $581 million, or 58%, from the prior year, reflecting the impact of the Washington Mutual transaction, higher servicing expense due to increased delinquencies and defaults, and higher mortgage reinsurance losses.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Average mortgage loans were $148.8 billion, up by $97.1 billion, due to the Washington Mutual transaction. Mortgage loan originations were $37.7 billion, down 20% from the prior year and up 34% from the prior quarter.

▪	Total third-party mortgage loans serviced were $1.1 trillion, an increase of $522 billion, or 83%, predominantly due to the Washington Mutual transaction.

▪	Average home equity loans were $141.8 billion, up by $46.8 billion, due to the Washington Mutual transaction. Home equity originations were $878 million, down 87% from the prior year and 47% from the prior quarter.

▪	Average auto loans were $42.5 billion, down 2%. Auto loan originations were $5.6 billion, down 22% from the prior year and up 100% from the prior quarter.
CARD SERVICES (CS)(a)

Results for CS				4Q08		1Q08
($ millions)	1Q09	4Q08	1Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %

Net Revenue	$5,129	$4,908	$3,904	$221	5%	$1,225	31%
Provision for Credit Losses	4,653	3,966	1,670	687	17	2,983	179
Noninterest Expense	1,346	1,489	1,272	(143)	(10)	74	6%

Net Income/(Loss)	($547)	($371)	$609	($176)	(47)%	($1,156)	NM

(a)	Presented on a managed basis; see notes on page 13 for further explanation of managed basis.
Discussion of Results:
Net loss was $547 million, a decline of $1.2 billion from the prior year. The decrease was driven by a higher provision for credit losses, partially offset by higher net revenue.
End-of-period managed loans were $176.1 billion, an increase of $25.2 billion, or 17%, from the prior year and a decrease of $14.2 billion, or 7%, from the prior quarter. Average managed loans were $183.4 billion, an increase of $29.8 billion, or 19%, from the prior year and a decrease of $3.9 billion, or 2%, from the prior quarter. The increase from the prior year in both end-of-period and average managed loans was predominantly due to the impact of the Washington Mutual transaction, while the decrease from the prior quarter reflected seasonally lower charge volume. Excluding Washington Mutual, end-of-period and average managed loans were $150.2 billion and $155.8 billion, respectively.
Managed net revenue was $5.1 billion, an increase of $1.2 billion, or 31%, from the prior year. Net interest income was $4.5 billion, up by $1.3 billion, or 41%, from the prior year, driven by the impact of the Washington Mutual transaction, wider loan spreads and higher average managed loan balances. These benefits were offset partially by the effect of higher revenue reversals associated with higher charge-offs and a decreased level of fees. Noninterest revenue was $647 million, a decrease of $72 million, or 10%, from the prior year; the decline was driven by lower securitization income, offset by the impact of the Washington Mutual transaction and higher merchant servicing revenue related to the dissolution of the Chase Paymentech Solutions joint venture.

J.P. Morgan Chase & Co.
News Release
The managed provision for credit losses was $4.7 billion, an increase of $3.0 billion, or 179%, from the prior year. The provision reflected a higher level of charge-offs and an increase of $1.2 billion in the allowance for loan losses, due to a weakening credit environment. The managed net charge-off rate for the quarter was 7.72%, up from 4.37% in the prior year and 5.56% in the prior quarter. The 30-day managed delinquency rate was 6.16%, up from 3.66% in the prior year and 4.97% in the prior quarter. Excluding Washington Mutual, the managed net charge-off rate for the first quarter was 6.86% and the 30-day delinquency rate was 5.34%.
Noninterest expense was $1.3 billion, an increase of $74 million, or 6%, from the prior year, due to the impact of the Washington Mutual transaction and the dissolution of the Chase Paymentech Solutions joint venture, predominantly offset by lower marketing expense.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Return on equity was negative 15%, down from positive 17% in the prior year.

▪	Pretax income to average managed loans (ROO) was negative 1.92%, compared with positive 2.52% in the prior year and negative 1.16% in the prior quarter.

▪	Net interest income as a percentage of average managed loans was 9.91%, up from 8.34% in the prior year and 9.17% in the prior quarter. Excluding Washington Mutual, the ratio was 8.75%.

▪	Net accounts of 2.2 million were opened.

▪	Charge volume was $76.0 billion, a decrease of $9.4 billion, or 11%, from the prior year. Excluding Washington Mutual, charge volume was $71.4 billion, a decrease of $14.0 billion, or 16%, driven by a decline in sales volume of 9%.

▪	Merchant processing volume was $94.4 billion on 4.1 billion in total transactions processed.

▪	Successfully completed the conversion of the Washington Mutual portfolio to the Chase TSYS processing system.
COMMERCIAL BANKING (CB)

Results for CB				4Q08		1Q08
($ millions)	1Q09	4Q08	1Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,402	$1,479	$1,067	($77)	(5)%	$335	31%
Provision for Credit Losses	293	190	101	103	54	192	190
Noninterest Expense	553	499	485	54	11	68	14

Net Income	$338	$480	$292	($142)	(30)%	$46	16%

Discussion of Results:
Net income was $338 million, an increase of $46 million, or 16%, from the prior year, driven by higher net revenue reflecting the impact of the Washington Mutual transaction, offset largely by a higher provision for credit losses. Compared with the prior quarter, net income decreased by $142 million, or 30%, driven by a higher provision for credit losses, lower net revenue and higher noninterest expense.
Net revenue was $1.4 billion, an increase of $335 million, or 31%, from the prior year. Net interest income was $980 million, up by $247 million, or 34%, from the prior year, driven by the impact of the Washington Mutual transaction. Excluding Washington Mutual, net interest income was lower than in the prior year, as spread compression on liability products was predominantly offset by double-digit growth in liability balances, a shift to higher-spread liability products and wider loan

J.P. Morgan Chase & Co.
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spreads. Compared with the prior quarter, net interest income decreased by $123 million, or 11%, due to spread compression on liability balances, predominantly offset by wider loan spreads. Noninterest revenue was $422 million, an increase of $88 million, or 26%, from the prior year, reflecting record levels of deposit- and lending-related fees.
Revenue from Middle Market Banking was $752 million, an increase of $46 million, or 7%, from the prior year. Revenue from Commercial Term Lending (a new business resulting from the Washington Mutual transaction) was $228 million, a decrease of $15 million, or 6%, from the prior quarter. Revenue from Mid-Corporate Banking was $242 million, an increase of $35 million, or 17% from the prior year. Revenue from Real Estate Banking was $120 million, an increase of $23 million, or 24%, from the prior year due to the impact of the Washington Mutual transaction.
The provision for credit losses was $293 million, an increase of $192 million, or 190%, from the prior year, reflecting a weakening credit environment. The allowance for loan losses to average loans retained was 2.59% for the current quarter, down from 2.65% in the prior year, reflecting the changed mix of the loan portfolio resulting from the Washington Mutual transaction; and up from 2.41% in the prior quarter. Nonperforming loans were $1.5 billion, up by $1.1 billion from the prior year, due to the impact of the Washington Mutual transaction; and up by $505 million from the prior quarter, driven by the effect of a weakening credit environment across all business segments. Net charge-offs were $134 million (0.48% net charge-off rate), compared with $81 million (0.48% net charge-off rate) in the prior year and $118 million (0.40% net charge-off rate) in the prior quarter.
Noninterest expense was $553 million, an increase of $68 million, or 14%, from the prior year, due to the impact of the Washington Mutual transaction and higher FDIC insurance premiums.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Overhead ratio was 39%, an improvement from 45%.

▪	Gross investment banking revenue (which is shared with the Investment Bank) was $206 million, up by $3 million, or 1% from the prior year.

▪	Average loan balances were $113.9 billion, up by $45.8 billion from the prior year, primarily due to the impact of the Washington Mutual transaction, and down by $3.8 billion from the prior quarter.

▪	Average liability balances were $115.0 billion, up by $15.5 billion, or 16%, from the prior year and up by $862 million, or 1%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				4Q08		1Q08
($ millions)	1Q09	4Q08	1Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,821	$2,249	$1,913	($428)	(19)%	($92)	(5)%
Provision for Credit Losses	(6)	45	12	(51)	NM	(18)	NM
Noninterest Expense	1,319	1,339	1,228	(20)	(1)	91	7

Net Income	$308	$533	$403	($225)	(42)%	($95)	(24)%

Discussion of Results:
Net income was $308 million, a decrease of $95 million, or 24%, from the prior year, driven by lower net revenue and higher noninterest expense.

J.P. Morgan Chase & Co.
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Net revenue was $1.8 billion, a decrease of $92 million, or 5%, from the prior year. Worldwide Securities Services net revenue was $890 million, a decrease of $163 million, or 15%, from the prior year. The decrease was driven by lower securities lending balances, primarily as a result of declines in asset valuations and demand, as well as the effects of market depreciation on assets under custody, partially offset by higher net interest income. Treasury Services net revenue was $931 million, an increase of $71 million, or 8%, reflecting higher liability balances, higher trade revenue and growth across cash management products. These benefits were offset largely by spread compression on liability products. TSS firmwide net revenue, which includes net revenue recorded in other lines of business, was $2.5 billion, a decrease of $69 million, or 3%, compared with the prior year; the decrease was primarily due to declines in Worldwide Securities Services. Treasury Services firmwide net revenue grew to $1.6 billion, an increase of $94 million, or 6%, from the prior year.
Compared with the prior quarter, TSS net revenue decreased by $428 million, or 19%, driven by lower balances and narrower spreads related to both liability products and securities lending, as well as lower depositary receipt revenue (in part due to seasonal revenue in the prior quarter). Liability balances in the prior quarter reflected increased client deposit activity resulting from recent market conditions.
The provision for credit losses was a benefit of $6 million, a decrease of $18 million from the prior year. This improvement in the provision was driven by lower balances in trade, partially offset by a weakening credit environment.
Noninterest expense was $1.3 billion, an increase of $91 million, or 7%, from the prior year, reflecting higher FDIC insurance premiums and higher expense related to investment in new product platforms.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 26%, down from 34% in the prior year and from 37% in the prior quarter.

▪	Average liability balances were $276.5 billion, up 9% from the prior year and down 18% from the prior quarter.

▪	Assets under custody were $13.5 trillion, down 14% from the prior year and up 2% from the prior quarter.
ASSET MANAGEMENT (AM)

Results for AM				4Q08		1Q08
($ millions)	1Q09	4Q08	1Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,703	$1,658	$1,901	$45	3%	($198)	(10)%
Provision for Credit Losses	33	32	16	1	3	17	106
Noninterest Expense	1,298	1,213	1,323	85	7	(25)	(2)

Net Income	$224	$255	$356	($31)	(12)%	($132)	(37)%

Discussion of Results:
Net income was $224 million, a decline of $132 million, or 37%, from the prior year, due to lower net revenue offset partially by lower noninterest expense. Compared with the prior quarter, net income decreased by $31 million, or 12%, driven by the effect of lower markets and narrower deposit spreads.

J.P. Morgan Chase & Co.
News Release
Net revenue was $1.7 billion, a decrease of $198 million, or 10%, from the prior year. Noninterest revenue was $1.3 billion, a decline of $290 million, or 18%, due to the effect of lower markets and lower performance fees; these effects were offset partially by the benefit of the Bear Stearns merger. Net interest income was $403 million, up by $92 million, or 30%, from the prior year, predominantly due to higher deposit balances and wider deposit spreads.
Private Bank revenue declined 2% to $583 million, as the effects of lower markets and lower placement fees were offset by increased deposit balances and wider deposit spreads. Institutional revenue declined 6% to $460 million, due to lower markets and lower performance fees, offset partially by net liquidity inflows. Private Wealth Management revenue declined 11% to $312 million, due to the effect of lower markets. Retail revenue declined by 46% to $253 million, due to the effect of lower markets and net equity outflows. Bear Stearns Brokerage contributed $95 million to revenue.
Assets under supervision were $1.5 trillion, a decrease of $105 billion, or 7%, from the prior year. Assets under management were $1.1 trillion, down by $72 billion, or 6%, from the prior year. The decrease was due to the effect of lower markets and outflows from non-liquidity products, offset largely by liquidity product inflows across all segments and the addition of Bear Stearns assets under management. Custody, brokerage, administration and deposit balances were $349 billion, down $33 billion, due to the effect of lower markets on brokerage and custody balances, offset by the addition of Bear Stearns Brokerage.
The provision for credit losses was $33 million, an increase of $17 million from the prior year, reflecting a weakening credit environment.
Noninterest expense was $1.3 billion, a decrease of $25 million, or 2%, from the prior year, due to lower performance-based compensation and lower headcount-related expense, offset by the effect of the Bear Stearns merger and higher FDIC insurance premiums.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Pretax margin[1] was 22%, down from 30%.

▪	Assets under management of $1.1 trillion include growth of $154 billion, or 33%, in liquidity products.
▪	Assets under management net inflows were $15 billion for the quarter and $119 billion for the 12-month period ended March 31, 2009.

▪	Assets under management ranked in the top two quartiles for investment performance were 66% over five years, 62% over three years and 54% over one year.

▪	Customer assets in 4 and 5 Star—rated funds were 42%.

▪	Average loans were $34.6 billion, down by $2.0 billion, or 6%.

▪	Average deposits were $81.7 billion, up by $13.6 billion, or 20%.

J.P. Morgan Chase & Co.
News Release
CORPORATE/PRIVATE EQUITY

Results for Corporate/Private				4Q08		1Q08
Equity ($ millions)	1Q09	4Q08	1Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	($309)	$432	$1,339	($741)	NM	($1,648)	NM
Provision for Credit Losses	—	(33)	—	33	NM	—	—
Noninterest Expense	(88)	(72)	(502)	(16)	(22)%	414	82%
Extraordinary Gain	—	1,325	—	(1,325)	NM	—	—

Net Income/(Loss)	($262)	$1,545	$1,111	($1,807)	NM	($1,373)	NM

Discussion of Results:
Net loss was $262 million, compared with net income of $1.1 billion in the prior year. This segment includes the results of Private Equity and Corporate business segments, as well as merger-related items.
Net loss for Private Equity was $280 million, compared with net income of $57 million in the prior year. Net revenue was negative $449 million, a decrease of $612 million, reflecting Private Equity losses of $462 million, compared with gains of $189 million in the prior year. Noninterest expense was negative $11 million, a decrease of $87 million from the prior year, reflecting lower compensation expense.
Net income for Corporate was $252 million, compared with net income of $1.1 billion in the prior year (which included a benefit of $955 million (after tax) from the proceeds of the sale of Visa shares in its initial public offering).
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	The Private Equity portfolio totaled $6.6 billion, unchanged from the prior year and down from $6.9 billion in the prior quarter. The portfolio represented 5.4% of total stockholders’ equity less goodwill, down from 8.3% in the prior year and 5.8% in the prior quarter.
JPMORGAN CHASE (JPM)(a)

Results for JPM(a)				4Q08		1Q08
($ millions)	1Q09	4Q08	1Q08	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$26,922	$19,108	$17,898	$7,814	41%	$9,024	50%
Provision for Credit Losses	10,060	8,541	5,105	1,519	18	4,955	97
Noninterest Expense	13,373	11,255	8,931	2,118	19	4,442	50
Extraordinary Gain	—	1,325	—	(1,325)	NM	—	—

Net Income	$2,141	$702	$2,373	$1,439	205%	($232)	(10)%

(a)	Presented on a managed basis; see notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $25,025 million, $17,226 million, and $16,890 million for the first quarter of 2009, fourth quarter of 2008 and first quarter of 2008, respectively.
Discussion of Results:
Net income was $2.1 billion, a decrease of $232 million, or 10%, from the prior year. The decline in earnings was driven by a higher provision for credit losses and higher noninterest expense, predominantly offset by higher net revenue.

J.P. Morgan Chase & Co.
News Release
Managed net revenue was $26.9 billion, an increase of $9.0 billion, or 50%, from the prior year. Noninterest revenue was $11.5 billion, up by $3.0 billion, or 35%. The increase was driven by significantly higher trading revenue and positive MSR risk management results; these were offset partially by the absence of proceeds from the sale of Visa shares in its initial public offering in the first quarter of 2008. Net interest income was $15.5 billion, up by $6.1 billion, or 65%, due to the impact of the Washington Mutual transaction, higher investment- and trading-related net interest income, wider loan spreads, and higher liability balances.
The managed provision for credit losses was $10.1 billion, up by $5.0 billion, or 97%, from the prior year. The total consumer-managed provision for credit losses was $8.5 billion, compared with $4.4 billion in the prior year, reflecting higher net charge-offs, as well as increases in the allowance for credit losses primarily related to credit card loans and home lending. Consumer-managed net charge-offs were $5.7 billion, compared with $2.5 billion in the prior year, resulting in managed net charge-off rates of 4.90%2 and 2.68%, respectively. The wholesale provision for credit losses was $1.5 billion, compared with $747 million in the prior year, and resulted from an increase in the allowance for credit losses reflecting a weakening credit environment. Wholesale net charge-offs were $191 million, compared with net charge-offs of $92 million in the prior year, resulting in net charge-off rates of 0.32% and 0.18%, respectively. The firm’s nonperforming assets totaled $14.7 billion at March 31, 2009, up from the prior-year level of $5.1 billion.
Noninterest expense was $13.4 billion, up by $4.4 billion, or 50%, from the prior year. The increase was driven by higher performance-based compensation expense in the Investment Bank, the impact of the Washington Mutual transaction and higher FDIC insurance premiums.
  Key Metrics and Business Updates:
  (All comparisons refer to the prior-year quarter except as noted)
▪	Tier 1 Capital ratio was 11.3% at March 31, 2009 (estimated), 10.9% at December 31, 2008, and 8.3% at March 31, 2008.

▪	Headcount was 219,569 at March 31, 2009, which includes 38,211 from the acquisition of Washington Mutual’s banking operations. The remaining 181,358, which includes headcount from the Bear Stearns merger, reflects a decrease of 808 from March 31, 2008.

J.P. Morgan Chase & Co.
News Release
Notes on non-GAAP financial measures:
a. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s results and the results of the lines of business on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments.
First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed-basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans.
Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense.
See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (first quarter 2009) for a reconciliation of JPMorgan Chase’s income statement from a reported basis to a managed basis.
b. Tangible Common Equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less identifiable intangible assets (other than MSRs) and goodwill, net of related deferred tax liabilities. TCE is, in management’s view, a meaningful measure of capital quality.
c. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.1 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 8:00 a.m. (Eastern Time) to review first-quarter financial results. The general public can access the call by dialing (866) 541-2724, or (877) 368-8360 in the U.S. and Canada and (706) 634-7246 for International participants. The live audio webcast and presentation slides will be available at the firm’s website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately 11:00 a.m. on Thursday, April 16, through midnight, Thursday, April 30, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (International); use Conference ID 84514886. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase’s website (www.jpmorganchase.com) and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS
				1Q09 Change
	1Q09	4Q08	1Q08	4Q08	1Q08
SELECTED INCOME STATEMENT DATA:
Reported Basis
Total net revenue	$25,025	$17,226	$16,890	45%	48%
Total noninterest expense	13,373	11,255	8,931	19	50
Pretax pre-provision profit	11,652	5,971	7,959	95	46
Provision for credit losses	8,596	7,313	4,424	18	94
Income (loss) before extraordinary gain	2,141	(623)	2,373	NM	(10)
Extraordinary gain	—	1,325	—	NM	—
NET INCOME	2,141	702	2,373	205	(10)

Managed Basis(a)
Total net revenue	$26,922	$19,108	$17,898	41	50
Total noninterest expense	13,373	11,255	8,931	19	50
Pretax pre-provision profit	13,549	7,853	8,967	73	51
Provision for credit losses	10,060	8,541	5,105	18	97
Income (loss) before extraordinary gain	2,141	(623)	2,373	NM	(10)
Extraordinary gain	—	1,325	—	NM	—
NET INCOME	2,141	702	2,373	205	(10)

PER COMMON SHARE:
Basic Earnings (b)
Income (loss) before extraordinary gain	0.40	(0.29)	0.67	NM	(40)
Net income	0.40	0.06	0.67	NM	(40)

Diluted Earnings (b)
Income (loss) before extraordinary gain	0.40	(0.29)	0.67	NM	(40)
Net income	0.40	0.06	0.67	NM	(40)

Cash dividends declared	0.05	0.38	0.38	(87)	(87)
Book value	36.78	36.15	36.94	2	—
Closing share price	26.58	31.53	42.95	(16)	(38)
Market capitalization	99,881	117,695	146,066	(15)	(32)

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding (b)	3,758.7	3,737.5	3,423.3	1	10
Common shares outstanding at period-end	3,757.7	3,732.8	3,400.8	1	10

FINANCIAL RATIOS: (c)
Income (loss) before extraordinary gain:
Return common on equity (“ROE”)	5%	(3)%	8%
Return on equity-goodwill (“ROE-GW”) (d)	7	(5)	12
Return on assets (“ROA”)	0.42	(0.11)	0.61
Net income:
ROE	5	1	8
ROE-GW (d)	7	1	12
ROA	0.42	0.13	0.61

CAPITAL RATIOS:
Tier 1 capital ratio	11.3 (f)	10.9	8.3
Total capital ratio	15.1 (f)	14.8	12.5

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,079,188	$2,175,052	$1,642,862	(4)	27
Wholesale loans	242,284	262,044	231,297	(8)	5
Consumer loans	465,959	482,854	305,759	(3)	52
Deposits	906,969	1,009,277	761,626	(10)	19
Common stockholders’ equity	138,201	134,945	125,627	2	10
Tangible common equity (e)	87,232	84,054	76,285	4	14

Headcount	219,569	224,961	182,166	(2)	21

LINE OF BUSINESS NET INCOME (LOSS)
Investment Bank	$1,606	$(2,364)	$(87)	NM	NM
Retail Financial Services	474	624	(311)	(24)	NM
Card Services	(547)	(371)	609	(47)	NM
Commercial Banking	338	480	292	(30)	16
Treasury & Securities Services	308	533	403	(42)	(24)
Asset Management	224	255	356	(12)	(37)
Corporate/Private Equity	(262)	1,545	1,111	NM	NM

Net income	$2,141	$702	$2,373	205	(10)

(a)	For further discussion of managed basis, see Note a on page 13.

(b)	Effective January 1, 2009, the Firm adopted FSP EITF 03-6-1. Accordingly, prior period numbers have been revised as required. For further discussion of this FSP, see page 36 of JPMorgan Chase’s Earnings Release Financial Supplement.

(c)	Quarterly ratios are based upon annualized amounts.

(d)	Net income applicable to common stock divided by total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(e)	Tangible common equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less identifiable intangible assets (other than MSRs) and goodwill, net of related deferred tax liabilities. For further discussion of TCE, see page 35 of JPMorgan Chase’s Earnings Release Financial Supplement.

(f)	Estimated.